EXHIBIT 12
Weyerhaeuser Company and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
For the year-to-date periods ended June 30, 2011, and June 30, 2010
(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	JUNE 30, 2011	JUNE 30, 2010
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$369	$260
Add: interest portion of rental expense	8	15
Add: undistributed (earnings) loss of equity affiliates and income attributable to noncontrolling interests in subsidiaries	6	(28)
Available earnings	$383	$247
Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$186	$208
Weyerhaeuser Real Estate Company and other related subsidiaries	12	14
Subtotal	198	222
Less: intercompany interest	(2)	(3)
Total interest expense incurred	196	219
Amortization of debt expense	4	4
Interest portion of rental expense	8	15
Total fixed charges	$208	$238
Ratio of earnings to fixed charges	1.84	1.04

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries
Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
For the year-to-date periods ended June 30, 2011 and June 30, 2010
(Dollar amounts in millions)

	QUARTER ENDED
	JUNE 30, 2011	JUNE 30, 2010
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$358	$245
Add: interest portion of rental expense	7	13
Add: undistributed loss of equity affiliates and attributable to noncontrolling interests in subsidiaries	5	9
Add: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(6)	(57)
Available earnings	$364	$210
Fixed charges:
Interest expense incurred	$186	$208
Amortization of debt expense	4	4
Interest portion of rental expense	7	13
Total fixed charges	$197	$225
Ratio of earnings to fixed charges	1.85	—
Coverage deficiency	$—	$(15)